Exhibit 10.2

THIS NOTE WAS ORIGINALLY ISSUED ON JANUARY 15, 2016, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW.

PROMISSORY NOTE

January 15, 2016	$500,000.00

JetPay Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order of Jonathan Lubert (the "Holder"), the principal amount of $500,000.00, together with interest thereon calculated from the date hereof (collectively, the "Payment Obligation Amount"), in each case in accordance with the provisions of this Note.

1.            Payment of Commitment Fee and Interest. The Company shall on the date hereof pay to the Holder as a commitment fee an amount equal to 5% of the initial principal amount of this Note. Except as otherwise expressly provided in Section 3, interest shall accrue at the rate of twelve percent (12%) per annum (compounded quarterly at the end of each calendar quarter and computed on the basis of a 365-day year and the actual number of days elapsed in a year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) the highest rate then permitted under applicable law. The Company shall pay in cash to the holder of this Note all accrued interest on the Maturity Date (as defined in Section 2(a)). Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid.

2.            Payment of Principal.

(a)          Scheduled Payment. The Company shall pay the principal amount of $500,000.00 (or such lesser principal amount then outstanding), together with all accrued and unpaid interest thereon, to the holder of this Note on the Maturity Date. This Note shall mature at the earlier to occur of the following (the "Maturity Date"): (i) April 14, 2016 and (ii) an Event of Default (as defined in Section 3) which has not been duly cured or waived.

(b)          Optional Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or a portion (in whole number multiples of $1,000 only) of the outstanding principal amount of the Notes. The Company shall send written notice to the Holder of its election to make a prepayment on this Note at least five days prior to the date of prepayment.

(c)          Mandatory Prepayments. The Company shall, without premium or penalty, make mandatory prepayments of this Note within one business day of the occurrence of any of the following events: (i) the Company or any of its Subsidiaries consummates any debt financing, or any equity financing (but only if such equity financing occurs after January 31, 2016), in which case the amount of such prepayment shall be equal to the amount of net cash proceeds received by the Company or any of its Subsidiaries in such debt or equity financing, up to the unpaid Payment Obligation Amount then outstanding hereunder and (ii) any amount of cash is released to the Company or any of its subsidiaries from Wells Fargo Bank, N.A. pursuant to the Merchant Financial Services Agreement by and between Wells Fargo Bank, N.A. and JetPay, LLC, in which case the amount of such prepayment shall be equal to the amount of such cash being released, up to an amount equal to the unpaid Payment Obligation Amount then outstanding hereunder.

(d)          Application of Payments. Payments under this Note shall be applied (i) first to the payment of accrued and unpaid interest hereunder until all such interest is paid and (ii) second, to the repayment of the principal outstanding hereunder.

3.            Events of Default.

(a)          Definition. For purposes of this Note, an Event of Default shall have occurred if:

(i)          the Company fails to pay when due any payment (whether interest or principal) owed on this Note;

(ii)         the Company fails to perform or observe in any material respect any provision contained in this Note or in the Side Letter;

(iii)        any representation, warranty or information contained in the Side Letter is inaccurate, false or misleading on the date made or furnished;

(iv)        the Company or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

(v)         the Company or any Subsidiary defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding $250,000 to become due prior to its stated maturity; or

(vi)        a Sale of the Company is consummated.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions (structural or otherwise).

(b)         Consequences of Events of Default.

(i)          If an Event of Default other than of the type described in Section 3(a)(iv) has occurred, the interest rate on the Notes shall increase immediately to a rate of twenty-five percent (25%) per annum (compounded quarterly at the end of each calendar quarter and computed on the basis of a 365-day year and the actual number of days elapsed in a year), to the extent permitted by law.

(ii)         If an Event of Default has occurred, the aggregate Payment Obligation Amount shall become immediately due and payable without any action on the part of the holder of this Note, and the Company shall immediately pay to the holder of this Note the entire unpaid Payment Obligation Amount then outstanding.

(iii)        Each holder of this Note shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(iv)        The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or the payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

4.          Transfers. The holder of this Note (including the Holder) shall have the right to assign or transfer all or any part of this Note. The Company shall maintain a register for recording the ownership and the transfer of this Note. Upon surrender of this Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense shall execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid Payment Obligation Amount, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Note(s) shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance. The Company shall be entitled to regard the registered holder of this Note as the owner and holder of the Notes so registered for all purposes until the Company is required to record a transfer of this Note on its register.

5.          Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

6.          Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Notes may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

7.          Definitions. For purposes of this Note, the following capitalized terms have the following meaning.

"Affiliate" of any Person means any other Person controlled by, controlling or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Sale of the Company" means the sale of the Company to any Person or group of Persons pursuant to which such Person or Persons acquire (i) capital stock of the Company either representing more than 50% of the outstanding capital stock of the Company and/or possessing the voting power to elect a majority of the board of directors of the Company (whether by merger, consolidation, sale, or transfer of the Company's capital stock) or (ii) all or substantially all the Company's assets determined on a consolidated basis.

"Side Letter" means that certain letter agreement, dated as of the date hereof, by and between the Company and the Holder.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

8.          Cancellation. After the entire Payment Obligation Amount at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

9.          Form of Payments. All payments to be made to the holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

10.        Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Pennsylvania, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

11.        Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Note, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.        Usury Laws. It is the intention of the Company and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first written above.

JETPAY CORPORATION

By:	/s/ Peter B. Davidson

Its:	Vice Chairman